Exhibit 16.1

MSCMLLP < ◆ > Chartered Accountants • Business Advisors	701 Evans Avenue 8th Floor Toronto, Ontario Canada M9C 1A3	telephone: facsimile: email: website:	(416) 626-6000 (416) 626-8650 info@mscm.ca www.mscm.ca

March 12, 2009

Securities and Exchange Commission
100 F Street N. W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have reviewed the disclosures made by Enhance Skin Products Inc. (the "Company") in its current report on Form 8-K which is to be filed with the Securities and Exchange Commission ("SEC").

Pursuant to Item 304(a) of Regulation S-K, we are required to furnish the Company with a letter addressed to the SEC stating whether or not we agree with the statements made by the Company in the Form 8-K regarding our replacement as the independent registered public accounting firm of the Company, and, if not, stating the respects in which we do not agree.

We agree with the statements made by the Company with respect to us in Item 4.01 of the Form 8-K regarding our replacement on March 10, 2009 as the independent registered public accounting firm of the Company.

Yours very truly,

/s/ MSCM  LLP

MSCM LLP
Chartered Accountants